HomeStreet Announces a $25 Million Expansion of Our Share Repurchase Program and Common Stock Dividend of $0.25 Per Share

SEATTLE – April 30, 2021 – HomeStreet, Inc. (Nasdaq: HMST) or (“HomeStreet”), the parent company of HomeStreet Bank (the “Bank” and together with HomeStreet, the “Company”), today announced that the Board of Directors has approved an expansion of our share repurchase program and a $0.25 per share quarterly dividend.

The approved expansion of our share repurchase program allows for the repurchase for up to $25 million in aggregate amount of shares of the Company’s common stock. Under this program, the Company may repurchase shares from time to time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b-18 and Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and applicable federal securities laws. The share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be terminated, modified or suspended at any time at the Company's discretion.

The Board of Directors also approved a dividend of $0.25 per common share. The dividend is payable on May 26, 2021 to shareholders of record at the close of business on May 11, 2021.

###

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contacts:

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

or

Media Relations:
Misty Ford, 206-876-5506
misty.ford@homestreet.com